EXHIBIT 15.1

Graystone Company Increases Its Bitcoin Holdings from Mining Operation Expected to Accelerate Through 2021

Fort Lauderdale, FL – July 21, 2021 – Graystone Company, Inc. (OTC: GYST) announced today that the Company has increased its Bitcoin holdings by 11% since June 1, 2021 as a result of its Bitcoin Mining Operations. Additionally, we anticipate an additional 1,000 Terrahash (TH/s) to come online in September which will continue to increase the Company’s Bitcoin Holdings weekly.

The Company is working with its suppliers and investors to expediate the acquisition of additional mining equipment to accelerate production which should propel us towards our goal of 50,000 TH/s in 2021 possibly exceeding 1,000,000 TH/s by 2024.

The Company is focused on building long term relationships with our shareholders and investors as we build our mining operations. We chose to provide maxim transparency to our shareholders, who can track our mining progress securely through the link to its Bitcoin wallet address located on our website, it reflects transactions from the Company’s mining operations and the current balance.

About The Graystone Company, Inc.
Graystone Company operates two divisions: A Bitcoin BTC mining operation and a Wellness, Longevity and Anti-Aging product line. The Graystone Company, Inc. (OTC PINK:GYST) is headquartered in Fort Lauderdale, FL., and can be contacted at www.thegraystonecompany.com or by phone @ (954) 271-2704.

Corporate Website: www.thegraystonecompany.com

Corporate Twitter: https://twitter.com/TheGraystoneco

Graystone Mining Twitter: https://twitter.com/Graystonemining

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

For more information:

Graystone Company

Email: info@thegraystonecompany.com

Phone: (954) 271-2704